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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

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                                   FORM 8-K

                        Pursuant to Section 13 or 15(d)
                    of the Securities Exchange Act of 1934

                                 May 18, 1999
               Date of Report (Date of earliest event reported)

                               THE LIMITED, INC.
            (Exact name of registrant as specified in its charter)

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        Delaware                       1-8344              31-1029810
     (State or other                (Commission             (IRS Employer
       jurisdiction                 File no.)           Identification No.)
   of incorporation)

                             Three Limited Parkway
                                 P.O. Box 1600
                              Columbus, OH 43230
                                (614) 479-7000
                   (Address of principal executive offices)




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Item 5.  Other Events

         On May 3, 1999, the Company had announced that it had agreed to rescind the Contingent Stock Redemption Agreement (the "Redemption Agreement") that it had entered into in January 1996 with Leslie H. Wexner, in his individual capacity and as trustee of The Wexner Childrens' Trust (the "Trust"). Under the Redemption Agreement, through January 1, 2006, Mr. Wexner and the Trust had the right to require the Company to redeem up to 18,750,000 common shares of the Company at a price of $18.75 per share and for the six-month period beginning July 31, 2006, the Company had the right to purchase those shares at a price of $25.07 per share. The Company had been required to maintain $351.6 million in a restricted cash account to fund its obligations. As a result of the rescission of the Redemption Agreement, all of these rights were terminated and the restrictions on the cash maintained by the Company were removed. On May 12, 1999, an alleged shareholder of the Company filed a purported derivative action in the Court of Chancery for the State of Delaware styled Sullivan v. Wexner, et al., C.A. No. 17148-NC, naming as defendants the members of the Company's board of directors and naming the Company as a nominal defendant. The complaint in the Sullivan action alleges that the rescission of the Redemption Agreement constituted a waste of corporate assets. The complaint seeks monetary damages in an unspecified amount from the members of the Company's board of directors. The defendants believe that the allegations in the Sullivan action are without merit and intend to defend against them vigorously.


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                                  SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                        THE LIMITED, INC.

                                        By: /s/ Samuel Fried
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                                           Samuel P. Fried
                                           Vice President & General Counsel

Dated: May 18, 1999


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